Exhibit 10.6

CONFIDENTIAL TREATMENT REQUESTED—REDACTED COPY

Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [*****]. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

Visa Confidential

EXECUTION VERSION

Vivian Baker

Franchise Development Head,

Licensing, Standards & Business Enablement

Latin America and the Caribbean Region

MasterCard | MasterCard Worldwide

801 Brickell Avenue, Suite #1300 | Miami, FL 33131

1 -305-539-2366

vivian_baker@mastercard.com

June 18, 2015

Mr. Alexandre Magnani

New Business Director

Pagseguro Internet Ltda

Av. Brigadeiro Faria Lima 1384

Sao Paulo, Brazil

01452-002

Dear Mr. Magnani.

It is a pleasure to inform you that Pagseguro Internet Ltda. application for MasterCard Principal Participation and License for MasterCard, Maestro and Cirrus has been approved, effective June 18, 2015. This approval is subject to the provisions of the brand’s governing rules, and revocable for any violation of the MasterCard License Agreement.

Enclosed is a fully executed MasterCard License Agreement, a Supplement Agreement, and a Summary of Licenses Granted which reflects the brands for which a license has been granted and the type of participation for each.

The following ICA and BINs have been reserved for Pagseguro Internet Ltda. for testing purposes only:

ICA: 16800

BIN: 549480 (MCS—MasterCard Standard)

Please note the following identification numbers have been assigned for the Maestro and Cirrus Brand Licenses:

ID: 83700 (Maestro)

ID: 82686 (Cirrus)

You must contact Customer Implementation Services (CIS) to coordinate the implementation and activation of this ICA in the MasterCard production environment. CIS can proceed with the formal implementation process, pending receipt of all other required and/or optional forms. To determine which additional forms are required, and for further assistance, you may contact CIS via email:

CIS_LAC_Support@MasterCard.com

Visa Confidential

EXECUTION VERSION

Mr. Mr, Alexandre Magnani

New Business Director

June 17, 2015

Pagseguro Internet Ltda. will be fully responsible for all transactions and billing affected under these assignments and obligated to activate their ICA/BINs within a year of assignment. A billing account must first be established and appropriately funded in order to initiate the activation process.

To establish a billing account, the Billing Services Notification and Summary Reports Request forms must be completed. If you have already submitted these forms, then no further action is required. If you have not completed the forms, the forms have been attached to this letter. Please complete and submit the forms to CIS within 30 days. Billing and settlement will begin as soon as the ICA has been assigned in the MasterCard systems.

To assist in your understanding of MasterCard rules, policies, products and services, please visit our website at www.mastercardconnect.com.

We look forward to working with you and wish you success with all of your MasterCard programs.

Sincerely,

[SIGNATURE]

CC:         Ana Cyrino—MasterCard (Brazil)

Visa Confidential

EXECUTION VERSION

SUMMARY OF LICENSES GRANTED

LICENSEE:	Pagseguro Internet Ltda
ADDRESS:	AV. Brigadeiro Faria Lima 1384
Sao Paulo, Brazil 01452-002

Authorized Marks	Type of License Participation	Type of activity	Geographic locations	Date after which Licensee is authorized to use this Authorized Mark
MasterCard Mark:	• Principal	• Issuing and Acquiring	Brazil	June 18, 2015.
Maestro Mark:	• Principal	• Issuing and Acquiring	Brazil	June 18, 2015.
Cirrus Mark:	• Principal	• Issuing and Acquiring	Brazil	June 18, 2015,

Upon being granted a license to use any one of the MasterCard, Maestro or Cirrus Marks, Applicant shall also be granted a limited license to acquire MasterCard, Maestro and Cirrus transactions at ATMs operated or sponsored by Applicant in accordance with the applicable Rules and to display the MasterCard, Maestro and Cirrus Marks at such ATMs.

DATE: June 18, 2015.

Visa Confidential

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is between MasterCard International Incorporated or its undersigned affiliate (“MasterCard”) and the undersigned entity (“Applicant”).

Marks. Applicant acknowledges that MasterCard owns, manages, is licensee of, or otherwise controls all rights, title and interest to the trade names, trademarks, service marks and logotypes (the “Designations”) set forth below. This License Agreement governs the use of the Designations identified below (each a “Mark”) and other trade names, trademarks, service marks and logotypes identified from time to time in the Standards (defined below) or policies of MasterCard (each, an “Other Identified Mark” and, together with each Mark, the “Marks”). “MasterCard” shall mean and include its parent, subsidiaries and affiliates. Capitalized terms used in this license agreement shall have the meanings ascribed to them in the Standards, unless defined herein.

•	Interlocking Circles Device. MasterCard owns all rights, title and interest to the trademark, service mark and logotype known as the Interlocking Circles Device and all variations thereof, and United States and worldwide registrations for such mark (the “Interlocking Circles Device”).

•	MasterCard Marks. MasterCard owns all right, title and interest in and to the trademark, trade name and service mark “MasterCard” and marks utilizing that designation, including MasterCard Electronic and MasterCard Cash, and United States and worldwide registrations for such marks (the “MasterCard Marks”).

•	Cirrus Marks. MasterCard owns all right, title and interest in and to the trademark, trade name and service mark “Cirrus” and marks utilizing that designation and United States and worldwide registrations for such marks (the “Cirrus Marks”), to use and sublicense the use of the Cirrus Marks.

•	Maestro Marks. MasterCard owns all right, title and interest in and to the trademark, trade name and service mark “Maestro” and marks utilizing that designation and United States and worldwide registrations for such marks (the “Maestro Marks”), to use and to sublicense use of the Maestro Marks.

Ownership of the Marks. Applicant acknowledges that:

(a) MasterCard is the Exclusive Owner (defined below) of all MasterCard Marks, the Cirrus Marks the Maestro Marks and the Interlocking Circles Device: and

(b) the applicable Exclusive Owner is the owner of any Other Identified Mark.

Applicant acknowledges the validity of the Marks and agrees to never contest such ownership, or in any way dispute the validity of any of the Marks or registrations for the Marks. Applicant agrees that, if any right has accrued or may accrue to Licensee in any of the Marks by operation of law, such right, upon termination of this License Agreement, shall revert to the owner of such Mark(s) as indicated in subsections (a), or (b), above (each such owner, as applicable, an “Exclusive Owner”). Applicant further agrees to cooperate with the Exclusive Owner to perfect such Exclusive Owner’s title in any Mark(s) by written assignment of any rights which may accrue and in any other manner deemed necessary or appropriate by said Exclusive Owner. Applicant agrees that all documents, instruments, papers, letters, advertisements, and cards bearing any of the Marks shall be marked by Applicant with any notices of such Exclusive Owner’s registrations that may be provided by law to preserve the Exclusive Owner’s rights in the Mark(s) or that may be required by MasterCard from time to time. Applicant agrees not to obtain or attempt to obtain, and agrees not to aid any third party in obtaining or attempting to obtain, any right in any trademark, trade name, service mark, logotype or other device, designation, internet domain name, or intellectual property right that is confusingly similar to or employs any part of any Mark including, without limitation, the word “Master” or “Maestro” or any word containing the word “Master” or “Maestro” as a prefix or suffix, or “Master” or “Maestro” used in connection with any service offered by Applicant; and, upon request by MasterCard, Applicant agrees to assign, by instruments satisfactory in form and substance to MasterCard’s counsel and without royalty or other payment of any kind, any and all of such rights that Licensee may obtain or may have obtained. Applicant agrees to never take any action, or permit or fail to take any action, that may injure, harm or dilute the distinctiveness or goodwill in and to any of the Marks. Applicant further acknowledges that any use of any Mark inures to the benefit of the Exclusive Owner of that Mark.

Visa Confidential

EXECUTION VERSION

Grant of License. Applicant accepts (as granted), a non-exclusive license to use the Marks identified in the Summary of Licenses Granted (attached to this License Agreement and incorporated herein) in the geographic areas set forth therein, solely in connection with the Program(s). The term ‘‘Program’’ is defined in the Standards applicable to each Mark referenced in (he Summary of Licenses Granted that Applicant operates in a geographic area. Upon execution by MasterCard, this License Agreement is effective as of the Effective Date set forth below and shall remain in effect until terminated in accordance with the Standards. MasterCard may, from time to time, modify the Summary of Licenses Granted to add a Mark, delete a Mark, change the type(s) of license participation, or change the type(s) of activity, and geographic locations that apply to Applicant for one or more Marks. Upon being granted a license to use any one of the MasterCard, Maestro or Cirrus Marks, Applicant shall also be granted a limited license to acquire MasterCard, Maestro and Cirrus transactions at ATMs operated or sponsored by Applicant in accordance with the applicable Standards and to display the MasterCard, Maestro and Cirrus Marks at such ATMs.

Standards. At all times, Applicant shall observe the Amended and Restated Certificate of Incorporation. Bylaws, Rules, and policies, and the operating regulations and procedures of MasterCard, including but not limited to any manuals, guides or bulletins, as may be amended from time to time (the “Standards”). The Standards are incorporated herein by reference and made a part of this License Agreement. MasterCard shall have the right to inspect samples of all advertising and marketing materials bearing the Marks to insure compliance with the Standards, and Applicant shall promptly correct any deficiency.

Term. Subject to the termination provisions set forth in this License Agreement and in the Standards, this License Agreement shall have an initial term often (10) years, commencing upon the Effective Date set forth below, and shall be automatically renewed for successive ton (10)-year renewal terms unless (i) at least thirty (30) calendar days prior to the end of the initial term or any renewal term, MasterCard notifies Applicant in writing that this License Agreement will not he renewed or (ii) this License Agreement has otherwise been terminated pursuant to its provisions or the Standards. Subject to such other License and/or Membership termination provisions set forth in this License Agreement or in the Standards that provide for termination either without notice or upon shorter notice, MasterCard shall have the right, upon no fewer than thirty (30) calendar days advance written notice to Applicant, to terminate this License Agreement at any time without cause. Applicant shall cease using the Marks upon termination of the License Agreement.

Representations and Warranties. Applicant hereby represents and warrants that the information provided in Applicant’s application for this license is true and complete. Should circumstances change that would affect Applicant’s continued eligibility to be a licensee, as specified in the Standards. Applicant agrees to immediately notify MasterCard in writing. Applicant shall immediately notify MasterCard in writing of any changes in the completeness or accuracy of such information or of a change in circumstances that would or could affect Applicant’s continued eligibility to be a licensee in accordance with the eligibility criteria set forth in the Standards. Applicant further represents and warrants that the execution and delivery of this License Agreement and the performance by Applicant of the activities licensed hereunder will not violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order, or any other restriction or requirement applicable to Applicant. Licensee further represents and warrants that it has, and shall maintain, any and all government licenses and permits that are necessary for Applicant to be authorized to engage in the activities to he performed pursuant to this License Agreement.

Compliance with Law. For so long as this license is in effect, MasterCard and Applicant shall comply with all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality or security of personal data, including, without limitation: the EU Data Directive 95/46/EC; and the requirements of the Gramm-Leach-Bliley Act and its implementing regulations (15 U.S.C. § 6801 et seq.) (collectively, the “GLB Act”), which shall include, without limitation, the maintenance of a comprehensive information security program, that is designed to insure the security and confidentiality of non-public information about cardholders! applicants, or other customers by, among other things: (i) protecting against any anticipated threats or hazards to the security or integrity of such information; (ii) protecting against unauthorized access to or use of such information; (iii) detecting, preventing and responding to, in a prompt manner, attacks, intrusions or other system failures; (iv) ensure the proper disposal of such information; and (v) regularly testing or otherwise monitoring the effetiveness of such information safeguards.

MasterCard License Agreement	Page 2 of 3	Revised: July 2013
02013 MasterCard

Visa Confidential

EXECUTION VERSION

Notice of infringement. As soon as Applicant acquires any knowledge of (i) any infringement of any Mark, (ii) any conflicting claim of third parties with respect to a Mark, or (iii) any failure of any other licensee to adhere to the Standards, Applicant shall so notify MasterCard in writing. Applicant agrees to give all lawful and reasonable aid requested by MasterCard or any other Exclusive Owner in connection with efforts to enforce, preserve and defend a Mark. All litigation carried on by Applicant at MasterCard’s request shall be subject to MasterCard’s control and will be at MasterCard’s expense.

Assignment and Sublicense. Applicant agrees that MasterCard may assign or sublicense this license to any MasterCard direct or indirect subsidiary or affiliate. Applicant may not sell, sublicense, assign or otherwise transfer any of its rights under this license, whether by sale, consolidation, merger, amalgamation, operation of law or otherwise, without MasterCard’s express written consent. This license shall be binding on Applicant’s successors and assigns.

Governing Law, Payment of Taxes. All questions with respect to the interpretation, effect, and validity of this License Agreement, and the rights and obligations of the parties, shall be decided under the laws of the State of New York, without regard to its choice of laws provisions. Applicant consents to personal jurisdiction in the courts of the State of New York for all disputes arising out of this License Agreement, including but not limited to enforcement of the License Agreement. Notwithstanding the foregoing, if Applicant is an entity in the Europe Region (as defined in the Standards) then this license shall be governed in all respects and construed in accordance with the laws of England and Wales without regard to conflict of law provisions. Applicant agrees to pay all taxes that might be charged by any country or other jurisdiction in which Applicant conducts activities authorized by this License Agreement against any of the amounts due under the Standards, and such payments shall be made to MasterCard by Applicant without, deduction for any such taxes.

Certification. Applicant certifies that it meets all requirements to be a licensee for each Mark set forth on the attached Summary of Licenses Granted, and is fully authorized and empowered to perform all of the functions it has elected to perform, and that the application for this license has been duly authorized by appropriate corporate action.

This License Agreement is the entire agreement between Applicant and MasterCard pertaining to the subject matter hereof and supersedes any prior agreements or representations, whether oral or written.

Applicant further certifies that Applicant is chartered as	payment institution

[type of institution] under the laws of	Brazil and regulated by the Brazilian Central Bank	[country].

Legal Name of Applicant:	PagSeguro Internet Ltda
The signing officer must be duly authorized to execute the application.
Officer Name:	Marcelo Epstejn [SIGNATURE—RENATO]	Officer Title:	CEO [SIGNATURE]
Officer Signature:	[SIGNATURE]	Date:	01/14/2013

MasterCard Entity:	[SIGNATURE] [HANDWRITTEN]
MasterCard Signature:	AJAY BANGA [SIGNATURE]	Effective Date:	06/18/2015
Title:	PRESIDENT & CEO

MasterCard License Agreement	Page 3 of 3	Revised: July 2013
02013 MasterCard

Visa Confidential

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION VERSION

CONFIDENTIAL

SUPPLEMENT TO MASTERCARD LICENSE AGREEMENT

This Supplement lo MasterCard License Agreement (the “Supplement”) is effective as of March, 11, 2015 and is entered into by and between PagSeguro S.A (“Licensee”) and MasterCard International Incorporated (“MasterCard”) and constitutes a supplement to the MasterCard License Agreement entered into by and between Licensee and MasterCard dated as of March, 11, 2015, 2015 (the “License Agreement”) pursuant to which MasterCard granted to Licensee a license (the “License”) to use the Marks subject to the terms and conditions set forth in the License Agreement.

PRELIMINARY STATEMENTS

WHEREAS, Licensee has received the License from MasterCard authorizing Licensee to engage in the MasterCard business and use the Marks; and.

WHEREAS, such License is subject to certain additional terms and conditions as forth in this Supplement;

NOW THEREFORE, incorporating the above preliminary statements, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MasterCard and Licensee further agree as follows;

1. Terms and Conditions upon License. With respect to its participation in the MasterCard business in the Federative Republic of Brazil (“Brazil”) pursuant to the License, notwithstanding anything in the License Agreement or Rules to the contrary and in addition to any other obligations Licensee may owe MasterCard under the License Agreement or Rules, Licensee hereby further acknowledges and agrees, throughout the term of the License (the “Term’’), that:

a.	Project development. Licensee acknowledges and undertakes that the project shall be developed in a period not longer than nine months from the date in which the License was granted. If there’s a delay on the development caused by Licensee and the development does not occur, MasterCard will be entitled to cancel the License.

b.	MasterCard products implementation. License is conditioned to the implementation of the following MasterCard products by Licensee, in 2015: Credit; Debit; Combo; Prepaid; Contacless; Full Grade Certification, Parcelado; Tax ID; Secure Code; MasterPass; Dinamic MCC (Payment Facilitator); DBA (Payment Facilitator) and the following products, in 2016: Repower; and Mobile.

c.	Acceptance. Licensee hereby undertakes to affiliate and keep active a minimum of [*****] new Merchants in the period of five years from the date in which the License was granted, [*****] of them during the first year of the License. Licensee also undertakes to present a net billing in the minimum annual amount of R$[*****] which will be applicable after [*****] months from the acquiring implementation.

2. Miscellaneous. Except as expressly supplemented or amended herein, the License Agreement shall continue in full force and effect as in effect on the date of this License Supplement. To the extent that any such terms of the License Agreement conflict with the terms of this Supplement, the terms of this Supplement shall govern. All capitalized terms not defined herein shall have the meanings given to them in the License Agreement or Rules, Nothing herein is, or shall be construed as, a waiver or release of any right or privileged held by, or obligation Licensee may owe to MasterCard under the License Agreement or Rules. All such rights and privileges are affirmatively retained by MasterCard.

(signature page below)

[*****] Confidential material redacted and filed separately with the Securities and Exchange Commission.

Visa Confidential

EXECUTION VERSION

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have negotiated and agreed upon each and every one of the provisions in this Supplement for which reason this Supplement cannot under any circumstances be considered an adhesion contract and have executed this Supplement as of the date first written above.

MASTERCARD INTERNATIONAL INCORPORATED

By:	[SIGNATURE]
Name:	AJAY BANGA
Title:	PRESIDENT & CEO
Date:	06/18/2015

PAGSEGURO S.A.

By:	[SIGNATURE]
Name:	Marcelo Epstejn Renato Bertozzo Duarte
Title:	Officer Attorney
Date:	17/4/15 04/17/15

Visa Confidential